Exhibit 4.1
EXECUTION COPY
VOTING AGREEMENT
     This VOTING AGREEMENT (this “Agreement”) is entered into as of July 23, 2010 by and among K12 Inc., a Delaware corporation (“Parent”), Kayleigh Sub Two LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“LLC Merger Sub”), Kayleigh Sub One Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Corporate Merger Sub”), Learning Group LLC, a Delaware limited liability company and a stockholder of Parent (“LG”), Learning Group Partners, a California general partnership and a stockholder of Parent (“LGP”), Knowledge Industries LLC, a California limited liability company and a stockholder of Parent (“KI”), Cornerstone Financial Group LLC, a California limited liability company and a stockholder of Parent (“Cornerstone” and together with LG, LGP and KI, each a “Stockholder” and collectively the “Stockholders”). Each of Parent, LLC Merger Sub, Corporate Merger Sub and each of the Stockholders are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”
RECITALS
     WHEREAS, in connection with the execution and delivery of this Agreement, Parent, LLC Merger Sub, Corporate Merger Sub, KCDL Holdings LLC, a Delaware limited liability company (“Seller”), and KC Distance Learning, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of the Company with and into Corporate Merger Sub, with the Company continuing as the surviving corporation in the merger (the “First Merger”), and immediately thereafter the merger of the Company with and into LLC Merger Sub, with LLC Merger Sub continuing as the surviving entity in the merger (the “Second Merger” and together with the First Merger, the “Mergers”), upon the terms and subject to the conditions set forth in the Merger Agreement;
     WHEREAS, the Merger Agreement contemplates that Parent shall seek to obtain the Stockholder Approval (as defined in the Merger Agreement) following the closing of the Mergers;
     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent, LLC Merger Sub and Corporate Merger Sub have requested that each Stockholder makes certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.0001 per share, of Parent (the “Shares”) Beneficially Owned (as defined below) by such Stockholder; and
     WHEREAS, in order to induce Parent, LLC Merger Sub and Corporate Merger Sub to enter into the Merger Agreement, each Stockholder is willing to make certain representations, warranties, covenants and agreements as provided herein.
     NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
     1. Stockholder Shares. Each Stockholder represents and warrants to Parent, LLC Merger Sub and Corporate Merger Sub that (a) Annex A to this Agreement sets forth the number and nature of ownership of Shares or any other capital stock of Parent (other than any shares of Series A Special Stock acquired pursuant to the Merger Agreement) of which such Stockholder is the record or Beneficial Owner (the “Stockholder Shares”) and number and nature of ownership of any outstanding warrants, options or other derivative, convertible or exchangeable securities, whether or not vested or exercisable, for Shares or any other capital stock of Parent with the right to vote generally on matters submitted to a vote of Parent’s stockholders of which such Stockholder is the record or Beneficial Owner (the “Derivative Securities”); (b) Stockholder lawfully Beneficially Owns all of the Stockholder Shares and the Derivative Securities set forth on Annex A as Beneficially Owned by it free and clear of all liens, claims, charges, security interests or other encumbrances that would limit or affect its ability to perform its obligations hereunder, and except as created pursuant to this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any Shares, and there are no voting trusts or voting agreements with respect to its Stockholder Shares or the Derivative Securities; (c) such Stockholder has full power and authority to execute, deliver and perform its obligations under this Agreement; and (d) this Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder in accordance with its terms, subject in the case of this clause (d) to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Legal Requirement (as defined in the Merger Agreement) affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As used in this Agreement, a person shall “Beneficially Own” a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, would be deemed to beneficially own such security within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the terms “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.
     2. Agreement to Vote Shares; Irrevocable Proxy.
          (a) Each Stockholder agrees to vote its Stockholder Shares and any New Shares (as defined in Section 5), and to cause any holder of record of such Shares or New Shares to vote, (i) in favor of the adoption of each matter constituting or in furtherance of the Stockholder Approval at every meeting of the stockholders of Parent at which any such matter is considered and at every adjournment or postponement thereof; (ii) against any action or agreement that would prevent, impede, interfere with or adversely affect the receipt of the Stockholder Approval or any portion thereof; and (iii) against any action or agreement that would result in a breach in any material respect of any covenant or any other obligation of any party under the Merger Agreement or any agreement contemplated thereby, including, without limitation, the Certificate of Designation of the Series A Special Stock, par value $0.0001 per share, of Parent (the “Series A Special Stock”) to be issued in connection with the consummation of the First Merger.
          (b) Each Stockholder hereby revokes any and all previous proxies granted with respect to its Stockholder Shares. Each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this

Agreement with respect to its Stockholder Shares and any New Shares in accordance with, and only for the limited purposes expressly set forth in, Section 2(a) if and only if Parent or its designee determines in good faith that such Stockholder (i) has failed to vote (whether by proxy, in person or by written consent and with written notice from Parent prior to the holding of such vote), or (ii) has attempted to vote, in either case in a manner which is inconsistent with the terms of this Agreement; provided, however, that no prior notice, consent or period for objection is require to exercise such proxy. This proxy is given to secure the performance of the duties of such Stockholder under this Section 2. The proxy and power of attorney granted hereunder by each such Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder. The power of attorney granted by each such Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.
          (c) Parent and its designees may not exercise the irrevocable proxy described in clause (b) above on any other matter except as provided above. Each Stockholder shall retain at all times the right to vote the Stockholder Shares in such Stockholder’s sole discretion and without any other limitation on all matters other than those set forth in clause (a) above that are at any time or from time to time presented for consideration to Parent’s stockholders generally.
     3. No Voting Trusts or Other Arrangements. Each Stockholder agrees that it will not, and will not permit any entity under Stockholder’s control to, (i) deposit any of the Stockholder Shares or Derivative Securities in a voting trust, (ii) grant any proxies with respect to the Stockholder Shares or Derivative Securities other than pursuant to Section 2, or (iii) subject any of the Stockholder Shares or Derivative Securities to any arrangement with respect to the voting of the Stockholder Shares or Derivative Securities other than agreements entered into with Parent, Corporate Merger Sub or LLC Merger Sub.
     4. No Solicitations; Exclusivity. Each Stockholder agrees that it will not, and will not permit any person or representative under Stockholder’s control or taking action at its discretion or direction to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or competition with the receipt of the Stockholder Approval or otherwise encourage or assist any party in taking or planning any action which would impede, interfere with or attempt to discourage the timely consummation of the Mergers or the timely receipt of the Stockholder Approval; (b) directly or indirectly encourage, initiate or cooperate in a stockholders’ vote or action by consent of Parent’s stockholders in opposition to or in competition with the timely consummation of the Mergers or the timely receipt of the Stockholder Approval; or (c) become a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the timely receipt of the Stockholder Approval.
     5. Additional Purchases; Further Assurances.
          (a) Each Stockholder agrees that all Shares that Stockholder purchases, acquires the right to vote or share in the voting of, or otherwise acquires Beneficial Ownership of after the execution of this Agreement, whether by the exercise of the Derivative Securities or otherwise (“New Shares”), shall be subject to the terms of this Agreement to the same extent as if they constituted Stockholder Shares.
          (b) From time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions and agreements contemplated by this Agreement.
     6. SEC Filings; Consent. Each Stockholder consents and authorizes Parent and their respective Affiliates to (a) publish and disclose in the Proxy Statement (as defined in the Merger Agreement), any Current Report of the Company on Form 8-K and any other documents required to be filed with the Securities and Exchange Commission or any regulatory authority in connection with the Merger Agreement, this Agreement or the solicitation of votes related to the Stockholder Approval, Stockholder’s identity and ownership of the Shares and the nature of its commitments arrangements and understandings under this Agreement; provided, that prior to the publication or disclosure of such information, Parent shall consult with the Stockholders regarding such publication or disclosure and give the Stockholders a reasonable opportunity to review and comment thereon in each case to the extent practicable or permitted by law; and (b) file this Agreement as an exhibit to any required filing with the Securities and Exchange Commission or any regulatory authority relating to any such matter.
     7. Termination. This Agreement shall terminate upon the written agreement of the Parties to terminate this Agreement or automatically upon the earliest to occur of (a) the receipt of the Stockholder Approval; (b) the date on which the Merger Agreement is terminated; or (c) 18 months from the effective date of this Agreement. No termination hereof shall relieve any Party from liability for any breach of this Agreement occurring prior to the date of termination.
     8. Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission); the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:
     Notices to Parent, Corporate Merger Sub or LLC Merger Sub, to:
K12 Inc.
2300 Corporate Park Drive
Herndon, Virginia 20171
Attn: General Counsel
Fax: (703) 483-7496

with a copy, which shall not constitute notice, to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: David Fox
         William B. Sorabella
Fax: (212) 446-6460
     Notices to any Stockholder, to:
the name of such Stockholder
c/o Maron & Sandler
1250 Fourth Street, Suite 550
Santa Monica, California 90401
Attn: Stanley E. Maron
Fax: (310) 570-4901
with a copy, which shall not constitute notice, to:
Latham & Watkins LLP
355 South Grand Ave.
Los Angeles, California 90071
Attn: Thomas C. Sadler
Fax: (213) 891-8763
Any Party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other Party(ies) notice in the manner herein set forth.
     9. Miscellaneous.
          (a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.
          (b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law, or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.
          (c) Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of law, through a change in control or otherwise) (i) by Parent, LLC Merger Sub or Corporate Merger Sub without the prior written consent of LG; provided, however, that LLC Merger Sub or Corporate Merger Sub may assign their rights and obligations under this Agreement in whole to any other subsidiary of Parent having the same corporate form in connection with a similar assignment of such Party’s rights under the Merger Agreement without the consent of any other Party hereto and/or (ii) by any Stockholder without the prior written consent of Parent.
          (d) Entire Agreement. This Agreement, along with the Merger Agreement and the other agreements contemplated thereby, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent that they relate in any way to the subject matter hereof.
          (e) Amendment and Waiver.
               (i) This Agreement may not be amended except in a written instrument executed by the Parties; provided, however, that the agreement of any other Stockholder shall not be required to change the rights or obligations of any Stockholder if such Stockholder agrees in a writing executed by such Stockholder and Parent, Corporate Merger Sub and LLC Merger Sub. Any extension, waiver or consent of any provision hereof shall only be valid if set forth in an instrument in writing signed by the party or parties hereto to be bound thereby. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.
               (ii) Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.
          (f) Governing Law; Consent to Jurisdiction. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court in New Castle County, or Federal court of the United States of America, sitting within New Castle County in the State of Delaware, and any respective appellate court, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court; and (iv) waives, to the fullest extent permitted by law, the defense of lack of personal jurisdiction or an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the Parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereby irrevocably consents to service of process in the manner provided for notices in Section 8. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable law.
          (g) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(g).
          (h) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the Parties hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and to enforce specifically the performance by such first Party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Parties have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 9(h) shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue.
          (i) References. The headings and subheadings contained in this Agreement and the annexes hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section” or “Annex” shall be deemed to refer to a section of this Agreement or an annex to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, including any successor thereto, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the annexes hereto) and not to any particular term or provision of this Agreement, unless otherwise specified. Any reference to “written” or comparable expressions includes a reference to facsimile transmission or comparable means of communication but shall not refer to e-mail or other electronic communication.
          (j) Representation by Counsel. Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
          (k) Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
          (l) Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Parent K12 INC.
By:	/s/ Howard D. Polsky
	Name:	Howard D. Polsky
	Title:	General Counsel and Secretary

LLC Merger Sub KAYLEIGH SUB TWO LLC
By:	/s/ Harry T. Hawks
	Name:	Harry T. Hawks
	Title:	President and Treasurer

Corporate Merger Sub KAYLEIGH SUB ONE CORP.
By:	/s/ Harry T. Hawks
	Name:	Harry T. Hawks
	Title:	President and Treasurer

{Signature Page to Voting Agreement}

LG LEARNING GROUP LLC
By:	/s/ Stanley E. Maron
	Name:	Stanley E. Maron
	Title:	Secretary

LGP LEARNING GROUP PARTNERS
By:	/s/ Stanley E. Maron
	Name:	Stanley E. Maron
	Title:	Secretary

LI KNOWLEDGE INDUSTRIES LLC
By:	/s/ Stanley E. Maron
	Name:	Stanley E. Maron
	Title:	Secretary

Cornerstone CORNERSTONE FINANCIAL GROUP LLC
By:	/s/ Stanley E. Maron
	Name:	Stanley E. Maron
	Title:	Secretary

{Signature Page to Voting Agreement}

Annex A
Stockholder Shares and Derivative Securities

Holder	Shares

Learning Group LLC	4,665,083 shares of common stock

Learning Group Partners	399,171 shares of common stock

Knowledge Industries LLC	82,503 shares of common stock

Cornerstone Financial Group LLC	83,874 shares of common stock